AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, United National Insurance Company (the “Company”), a Pennsylvania corporation, is party to an amended and restated executive employment agreement dated as of January 1, 2005 (the “Agreement”) with Kevin L. Tate (the “Executive”);

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended pursuant to a written instrument signed by the Company and the Executive; and

WHEREAS, the Company and the Executive desire that, in connection with the amendment of the agreements pursuant to which the Executive purchased shares and was granted options in Vigilant International, Ltd. (now United America Indemnity, Ltd.), the Agreement be amended so that it is consistent with such share and option agreements; and

WHEREAS, the actions contemplated herein on behalf of the Company have been duly and validly authorized by all necessary action and no other proceedings on the part of the Company are necessary to consummate the actions contemplated herein.

NOW THEREFORE, the Agreement is hereby amended in the following respects:

1. The second sentence of Section 4(c) is hereby deleted in its entirety.

2. Annex A of the Agreement is hereby restated in its entirety to read as follows:

“Forfeiture of Options and Restricted, Common and Preferred Shares and Gains Realized upon Prior Option Exercises or Sale of Shares. The options granted pursuant to the Time Vesting Option Agreement between UAI and the Executive dated as of September 5, 2003, as amended, the Performance Vesting Option Agreement between UAI and the Executive dated as of September 5, 2003, as amended, and the shares purchased pursuant to the Restricted Share Purchase Agreement between UAI and the Executive dated as of September 5, 2003, as amended (all three agreements collectively, the “Share/Option Agreements”) shall be subject to the cancellation and forfeiture provisions of each such Share/Option Agreement to which the Executive, by accepting and/or having accepted such options or shares, hereby agrees. In the event of the Executive’s breach or failure to comply with such provisions of the Share/Option Agreements (whether or not employed by the Company at such breach or failure to comply) (a “Forfeiture Event”), any repurchase of shares by the Company from the Executive and any recovery by the Company of “Award Gain” (as defined below) shall be subject to the following:

(i)	Company Repurchase of Shares. Payment with respect to any repurchase of shares by the Company from the Executive shall take the form of a three-year note from the Company or its designee, accruing interest at the lowest then applicable rate mandated by federal law, with the principal and interest due on the fifth anniversary of the date of purchase (or such later date as may be necessary to permit the Company or its designee to comply with any applicable borrowing covenants affecting its payment obligations), and shall be reduced to reflect any outstanding liabilities of the Executive to the Company or its Affiliates. The Executive promptly shall take all appropriate and necessary action to facilitate the buy back of such equity, including the prompt delivery to the Company (or its designee) of all share certificates or other documents that the Company may request.

(ii)	Recovery of Award Gain.

(a)	For purposes of this Annex A, the term “Award Gain” shall mean (I) in respect of a given options exercise, the product of (X) the fair market value per share at the date of such exercise (without regard to any subsequent change in the market price of such share) minus the exercise price times (Y) the number of shares as to which the options were exercised at that date, and (II), in respect of any sale of shares, the value of any cash or the fair market value of the shares or property paid or payable to the Executive less any cash or the fair market value of any shares or property (other than shares or options which would have itself been forfeitable hereunder and excluding any payment of tax withholding) paid by the Executive to the Company (or its designee) as a condition or in connection with the acquisition of such shares or amount otherwise included in subclause (i) above.

(b) The Executive will be obligated to repay to the Company (or its designee), in cash, within ten (10) business days after demand is made therefore, by the Company (or its designee), the total amount of Award Gain realized by the Executive (I) upon each exercise of the Options that occurred on or after (A) the date that is six (6) months prior to the Forfeiture Event, if the Forfeiture Event occurred while the Executive was employed by the Company or a subsidiary or affiliate, or (B) the date that is six (6) months prior to the date that the Executive’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Executive ceased to be so employed, or (II) upon any sale, transfer or other disposition of the Class A Common Shares of UAI.”

INTENDED TO BE LEGALLY BOUND, the signatories hereto have been have caused this amendment to be executed as of the 1st day of January, 2006.

UNITED NATIONAL INSURANCE COMPANY By: /s/ Troy W. Thacker	EXECUTIVE By: /s/ Kevin L. Tate

Name: Troy W. Thacker Title: Director	Name: Kevin L. Tate